Exhibit 10.04

II-VI INCORPORATED

PERFORMANCE UNIT AWARD

Granted to:	Value of Performance Units constituting
Social Security #:	Maximum Award: $

Grant Date:

THIS PERFORMANCE UNIT AWARD is granted by II-VI Incorporated, a Pennsylvania corporation (the “Company” or “II-VI”), to you (“Recipient”), a director, employee or consultant of the Company or one of its subsidiaries, pursuant to the terms and conditions of the II-VI Incorporated 2005 Omnibus Incentive Plan, as amended from time to time (the “Plan”), a summary of which has been delivered to you. This document shall constitute an Award Agreement as that term is defined in the Plan and is intended to be a Qualified Performance-Based Award within the meaning of Section 2.27 of the Plan. The Company recognizes the value of your continued service as a key employee and has awarded you this performance unit award under the Plan, subject to the following terms and conditions:

1. Performance Unit Award. The Company hereby grants to Recipient a Target Award of                          Performance Units under the Plan subject to a Maximum Award of                          Performance Units, to be earned in accordance with Section 2 below. For the purposes of this Award: (1) “Performance Unit” shall mean a bookkeeping entry that records a unit equal to $1.00 granted pursuant to this Award and that is payable solely in cash; (2) ”Performance Period” shall mean the                  consecutive fiscal years of the Company beginning on July 1,                 ; (3) “Target Award” shall mean that number of Performance Units awarded to Recipient representing $                     divided by $1.00; (4) “Maximum Award” means the maximum number of Performance Units allowable under this Award as set forth above representing                 % of the Target Award.

2. Determination of Units Earned. Subject to Sections 4 and 5 below, the Company shall deliver to Recipient One Dollar ($1.00) for each whole Performance Unit that is earned in accordance with the following schedule.

Performance Units Earned as a Percentage of Target Award
[DESCRIBE PERFORMANCE CRITERIA]	%
%
%
	%	(Maximum Award)

3. Payment. The amount determined under Section 2 will be paid to Recipient in cash as soon as administratively practicable after the end of the Performance Period.

4. Termination of Employment. Except as provided in Section 5 below, if Recipient’s employment with or service to the Company and its subsidiaries terminates before the end of the Performance Period, this Performance Unit Award shall be forfeited on the date of such termination.

5. Prorating in Certain Circumstances. If Recipient’s employment with or service to the Company and its subsidiaries terminates during the Performance Period due to Recipient’s (i) early, normal or late retirement as those terms are defined in the Company’s profit sharing plan, (ii) death or (iii) total and permanent disability as defined in Section 105(d)(4) of the Internal Revenue Code (the “Code”), Recipient shall be entitled to a prorated portion of the Performance Units to the extent earned pursuant to Section 2 above, determined at the end of the Performance Period and based on the ratio of the number of complete months Recipient is employed or serves during the Performance Period to the total number of months in the Performance Period. Any payments due on Recipient’s death shall be paid to his estate as soon as administratively practicable after the end of the Performance Period.

6. Nontransferability. Except as otherwise provided in the Plan, the Performance Units shall not be sold, pledged, assigned, hypothecated, transferred or disposed of (a “Transfer”) in any manner, other than by will or the laws of descent and distribution. Any attempt to Transfer the Performance Units in violation of this paragraph or the Plan shall render this Award null and void.

7. Adjustments. The Committee may make or provide for such adjustment in the Performance Units as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of Recipient’s rights that otherwise would result from (a) any exchange of shares of the Company’s Common Stock, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin–off, spin–out, split–off, split–up, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee may provide in substitution for the Performance Units such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of the Performance Units so replaced.

8. Withholding. The Company shall have the right to withhold from payments made to Recipient pursuant to this Award, or to withhold from other compensation payable to Recipient, all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which the Company is required to withhold at any time with respect to the Performance Units.

9. Plan Provisions. In addition to the terms and conditions set forth herein, this Award is subject to and governed by the terms and conditions set forth in the Plan, which is hereby incorporated by reference. Unless the context otherwise requires, capitalized terms used in this Award and not otherwise defined herein shall have the meanings set forth in the Plan. In the event of any conflict between the provisions of the Award and the Plan, the Plan shall control.

10. No Continued Rights. The granting of this Award shall not give Recipient any rights to similar grants in future years or any right to continuance of employment or other service with the Company or any one of its subsidiaries, nor shall it interfere in any way with any right that the Company or any one or it’s subsidiaries would otherwise have to terminate Recipient’s employment or other service at any time, or the right of Recipient to terminate his or her services at any time.

11. Rights Unsecured. Recipient shall have only the Company’s unfunded, unsecured promise to pay pursuant to the terms of this Award. The rights of Recipient hereunder shall be that of an unsecured general creditor of the Company and Recipient shall not have any security interest in any assets of the Company.

12. Severability. If any term, provision, covenant or restriction contained in the Award is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in the Award shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

13. Controlling Law. The validity, construction and effect of this Award will be determined in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to the conflict of laws. Recipient and the Company hereby irrevocably submit to the exclusive concurrent jurisdiction of the courts of the Commonwealth of Pennsylvania. Recipient and the Company also both irrevocably waive, to the fullest extent permitted by applicable law, any objection either may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.

14. Entire Agreement. The Award contains the entire understanding between the parties and supersedes any prior understanding and agreements between them representing the subject matter hereof with respect to this Award, except that this Award shall be subject to the terms and conditions set forth in any employment agreement between Recipient and Company. There are no other representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter hereof which are not fully expressed herein.

15. Captions. Section and other headings contained in this Award are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of the Award or any provision hereof.

16. Limitation of Actions. Any lawsuit with respect to any matter arising out of or relating to this Award must be filed no later than one (1) year after the date that a denial of any claim hereunder is made or any earlier date that the claim otherwise accrues.

17. Section 409A of the Code. This Award is intended to satisfy all applicable requirements of Section 409A of the Code and shall be construed accordingly. The Company in its discretion may delay payment of Performance Units, or take any other action it deems necessary to comply with the requirements of Section 409A of the Internal Revenue Code, including amending the Award, without Recipient’s consent, in any manner it deems necessary to cause the Award to comply with the applicable requirements of Section 409A. Notwithstanding, Recipient recognizes and acknowledges that Section 409A of the Code may affect the timing and recognition of payments due hereunder, and may impose upon the Recipient certain taxes or other charges for which the Recipient is and shall remain solely responsible.

WITNESS	II-VI INCORPORATED

By:
[name]		[name]
[title]		[title]
(Corporate Seal)

WITNESS		RECIPIENT

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